Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Barrier Optimization Securities with Partial Protection	$1,606,680	$114.56
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Prospectus Supplement dated January 13, 2009)

UBS AG $1,606,680 Barrier Optimization Securities with Partial Protection
Linked to the S&P 500® Index due on June 30, 2011

Tactical Market Exposure to Complement Traditional Investments

Investment Description

Barrier Optimization Securities with Partial Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the S&P 500® Index (the “Underlying Index”). The Securities are designed to provide exposure to the potential positive performance of the Underlying Index, subject to the Return Barrier. If the Index Return is positive and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive an amount equal to the sum of (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate. If the Index Return is between 0% and -10% inclusive and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive the principal amount of your Securities. If the Index Return is less than -10% and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive an amount equal to the principal amount of your Securities reduced by 1% (or a fraction thereof) for each 1% (or a fraction thereof) by which the Index Return is less than -10%. If the closing level of the Underlying Index is greater than the Index Barrier on any single trading day during the Observation Period, you will receive (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) a Conditional Coupon equal to 2.00%. You may lose up to 90% of your initial investment. The partial principal protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection feature, is subject to the creditworthiness of UBS, as issuer.

Features
☐	Tactical Investment Opportunity: — If you believe the Underlying Index will never close above the Index Barrier on any single trading day during the Observation Period, the Securities provide an opportunity for exposure to positive index returns with reduced exposure to negative index returns at maturity. If the Underlying Index closes above the Index Barrier on any single trading day during the Observation Period, you will only receive a return equal to the contingent payment of 2.00% at maturity and will have no exposure to positive or negative index returns.
☐	Partial Protection Feature: — If you hold the Securities to maturity and the Underlying Index never closes above the Index Barrier on any single trading day during the Observation Period, your investment will be protected from the first 10% decline in the Underlying Index, subject to the creditworthiness of UBS, and will have 1-for-1 downside exposure to any negative index returns below -10%. If the Underlying Index closes above the Index Barrier on any single trading day during the Observation Period, your investment will be fully principal protected, subject to the creditworthiness of UBS.

Key Dates

Trade Date	May 25, 2010
Settlement Date	May 28, 2010
Final Valuation Date*	June 24, 2011
Maturity Date*	June 30, 2011
*	Subject to postponement in the event of a market disruption event, as defined in the BOSPP product supplement.
Securities Offered

These terms relate to Securities linked to the S&P 500® Index. The Securities are offered at a minimum investment of one hundred Securities at $10.00 per Security (representing a $1,000 investment), and multiples of $10.00, thereafter.

Underlying Index	Return Barrier	Index Starting Level	Index Barrier	CUSIP	ISIN
S&P 500® Index	36.00%	1074.03	1460.68	90267C250	US90267C2504

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Barrier Optimization Securities with Partial Protection (“BOSPP”) product supplement relating to the Securities, the Index supplement, the accompanying prospectus and this pricing supplement, except as described herein. The specific terms described for the offering of the Securities in this pricing supplement will govern application of the general terms described in the product supplement relating to the Securities and the accompanying prospectus. See “Key Risks” on page 7 and the more detailed “Risk Factors” beginning on page PS-14 of the BOSPP product supplement relating to the Securities for risks related to an investment in the Securities. The Return Barrier feature limits your appreciation potential. If the closing level of the Underlying Index is greater than the Index Barrier on any single trading day during the Observation Period, your payment for each $10.00 of principal amount of your Securities will be limited to (a) $10.00 plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Conditional Coupon.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, the Index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the S&P 500® Index	$1,606,680.00	$10.00	$21,690.18	$0.135	$1,584,989.82	$9.865

UBS Financial Services Inc.	UBS Securities LLC

Pricing Supplement dated May 25, 2010

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	BOSPP product supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000072/v136652_690298-424b2.htm

♦	Index supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Barrier Optimization Securities with Partial Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “BOSPP product supplement” mean the UBS product supplement, dated January 13, 2009, references to the “Index Supplement” mean the UBS Index Supplement, dated January 13, 2009, and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek a 13-month investment with a return linked to the return of the Underlying Index and you believe that the Underlying Index will appreciate over the Observation Period and that any appreciation in level is unlikely to exceed the Index Barrier on any single trading day during the Observation Period.
♦	You seek an investment that offers partial (10%) principal protection on the Securities when held to maturity.
♦	You are willing and able to lose 1% (or a fraction thereof) of your principal amount of the Securities for every 1% (or a fraction thereof) that the Index Return is less than -10% if the Underlying Index never closes above the Index Barrier on any single trading day during the Observation Period.
♦	You are willing to invest in securities the potential return of which is subject to a cap that is equal to the Return Barrier.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity, a term of 13 months.
♦	You are aware that there may be little or no secondary market for the Securities.
♦	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be suitable for you if:

♦	You do not believe the Underlying Index will appreciate over the Observation Period, or you believe the Underlying Index will appreciate over the Observation Period in an amount that exceeds the Index Barrier.
♦	You seek an investment that is 100% principal protected.
♦	You seek an investment the potential return of which is not subject to a cap that is equal to the Return Barrier.
♦	You are unable or unwilling to hold the Securities to maturity, a term of 13 months.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You seek current income from your investments.
♦	You seek an investment for which there will be an active secondary market.
♦	You are unable or unwilling to assume the credit risk associated with UBS as issuer of the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page PS-14 of the product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount per Security	$10.00
Principal Protection Percentage(1)	10%
Term	13 months
Payment at Maturity(1) (per Security)	If the Index Return is positive and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive an amount equal to the sum of (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate, as set forth below:
$10.00 + ($10.00 × Index Return × Participation Rate), subject to the Return Barrier.
If the Index Return is between 0% and -10% inclusive and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive the principal amount of your Securities.
If the Index Return is less than -10% and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive an amount equal to the principal amount of your Securities reduced by 1% (or a fraction thereof) for each 1% (or a fraction thereof) by which the Index Return is less than -10%, as set forth below:
$10.00 + ($10.00 × (Index Return + 10%))
If the closing level of the Underlying Index is greater than the Index Barrier on any single trading day during the Observation Period, you will receive (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Conditional Coupon, as set forth below:
$10.00 + ($10.00 × Conditional Coupon)
Index Return	A percentage equal to:
Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	1074.03, which was the closing level of the Underlying Index on the Trade Date, as determined by the calculation agent.
Index Ending Level	The closing level of the Underlying Index on the Final Valuation Date, as determined by the calculation agent.
Observation Period	The period starting on, and including, the Trade Date and ending on, and including, the Final Valuation Date
Index Barrier	1460.68, Index Starting Level × (1 + Return Barrier)
Return Barrier	36.00%
Participation Rate	100%
Conditional Coupon	2.00%

Determining Payment at Maturity

Accordingly, if the Index Return is less than -10% and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period, you could lose up to 90% of the principal amount of your Securities depending on the percentage by which the Index Return is less than -10%.

(1)	Partial protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Hypothetical Examples and Return Table of the Securities at Maturity

The following examples and table illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Index Starting Level:	1074.03
Principal Protection:	10% at maturity
Term:	13 Months
Participation Rate:	100%
Conditional Coupon:	2.00%
Return Barrier:	36%
Index Barrier:	1460.68, which is 36% above the Index Starting Level
Observation Period:	The period starting on, and including, the Trade Date and ending on, and including, the Final Valuation Date

Example 1 — The Index Ending Level is 1288.84 and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period

The Index Return is 20%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
1288.84 – 1074.03

1074.03

= 20%

Since the Index Return is positive and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period, investors would receive at maturity the principal amount of each Security plus a payment equal to 100% of the Index Return, as set forth below:

Payment at maturity per $10.00
Security principal amount	=	$10.00 + ($10.00 × Index Return × Participation Rate)
	=	$10.00 + ($10.00 × (20% × 100%))
	=	$10.00 + $2.00
	=	$12.00

Example 2 — The Index Ending Level is 966.63 and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period

The Index Return is -10%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
966.63 – 1074.03

1074.03

= -10%

Since the Index Return is between 0% and -10% inclusive and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period, investors would receive at maturity the principal amount of each Security:

Payment at maturity per $10.00 (a zero return)
Security principal amount	=	$10.00

Example 3 — The Index Ending Level is 644.42 and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period

The Index Return is -40%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
644.42 – 1074.03

1074.03

= -40%

Since the Index Return is less than -10% and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period, investors would receive at maturity the principal amount of each Security reduced by 1% (or a fraction thereof) for each 1% (or a fraction thereof) by which the Index Return is less than -10%, as set forth below:

Payment at maturity per $10.00 Security principal amount	=	$10.00 + ($10.00 × (Index Return + 10%))
	=	$10.00 + ($10.00 × (-40% + 10%))
	=	$10.00 + ($10.00 × -30%)
	=	$10.00 - $3.00
	=	$7.00

Example 4 — The Index Ending Level is 1664.75 and the closing level of the Underlying Index exceeded the Index Barrier on at least one trading day during the Observation Period

The Index Return is 55%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
1664.75 – 1074.03

1074.03

= 55%

Since the closing level of the Underlying Index exceeded the Index Barrier on at least one trading day during the Observation Period, investors would receive at maturity (a) the principal amount of each Security plus (b) the product of (i) the principal amount of each Security multiplied by (ii) the Conditional Coupon, as set forth below:

Payment at maturity per $10.00 Security principal amount	=	$10.00 + ($10.00 × Conditional Coupon)
	=	$10.00 + ($10.00 × 2.00%)
	=	$10.00 + $0.20
	=	$10.20

Example 5 — The Index Ending Level is 483.31 and the closing level of the Underlying Index exceeded the Index Barrier on at least one trading day during the Observation Period

The Index Return is -55%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
483.31 – 1074.03

1074.03

= -55%

Since the closing level of the Underlying Index exceeded the Index Barrier on at least one trading day during the Observation Period, investors would receive at maturity (a) the principal amount of each Security plus (b) the product of (i) the principal amount of each Security multiplied by (ii) the Conditional Coupon, as set forth below:

Payment at maturity per $10.00 Security principal amount	=	$10.00 + ($10.00 × Conditional Coupon)
	=	$10.00 + ($10.00 x 2.00%)
	=	$10.00 + $0.20
	=	$10.20

Hypothetical Return Table of the Securities at Maturity

		No Closing above Index Barrier(1)		Closing above Index Barrier(2)
Index Ending Level	Index Return(3)	Payment at Maturity	Return on Securities at Maturity	Payment at Maturity	Return on Securities at Maturity
2148.06	100.0%	N/A	N/A	$10.20	2.00%
2040.66	90.0%	N/A	N/A	$10.20	2.00%
1933.25	80.0%	N/A	N/A	$10.20	2.00%
1825.85	70.0%	N/A	N/A	$10.20	2.00%
1718.45	60.0%	N/A	N/A	$10.20	2.00%
1503.64	40.0%	N/A	N/A	$10.20	2.00%
1460.68	36.0%	$13.60	36.00%	$10.20	2.00%
1396.24	30.0%	$13.00	30.00%	$10.20	2.00%
1342.54	25.0%	$12.50	25.00%	$10.20	2.00%
1288.84	20.0%	$12.00	20.00%	$10.20	2.00%
1235.13	15.0%	$11.50	15.00%	$10.20	2.00%
1181.43	10.0%	$11.00	10.00%	$10.20	2.00%
1127.73	5.0%	$10.50	5.00%	$10.20	2.00%
1074.03	0%	$10.00	0.00%	$10.20	2.00%
1020.33	-5%	$10.00	0.00%	$10.20	2.00%
966.63	-10%	$10.00	0.00%	$10.20	2.00%
912.93	-15%	$9.50	-5.00%	$10.20	2.00%
751.82	-30%	$8.00	-20.00%	$10.20	2.00%
644.42	-40%	$7.00	-30.00%	$10.20	2.00%
537.02	-50%	$6.00	-40.00%	$10.20	2.00%
429.61	-60%	$5.00	-50.00%	$10.20	2.00%
322.21	-70%	$4.00	-60.00%	$10.20	2.00%
214.81	-80%	$3.00	-70.00%	$10.20	2.00%
107.40	-90%	$2.00	-80.00%	$10.20	2.00%
0.00	-100%	$1.00	-90.00%	$10.20	2.00%
(1)	The Underlying Index never closes above the Index Barrier on any single trading day during the Observation Period.
(2)	The Underlying Index closes above the Index Barrier on any single trading day during the Observation Period.
(3)	Percentages have been rounded for ease of analysis.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the BOSPP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	At maturity, you risk losing some and possibly a majority of your principal — If the Index Return is less than -10% and the Underlying Index never closes above the Index Barrier on any single trading day during the Observation Period, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) by which the Index Return is less than -10%. Accordingly, if the Underlying Index has declined by more than -10% over the Observation Period, you may lose up to 90% of the principal amount of your Securities.
♦	Partial principal protection only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. You will be entitled to receive at least 10% of principal amount of your Securities only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss.
♦	Market risk — The return on the Securities, if any, is linked to the performance of the Underlying Index, and will depend on (1) whether the Index Return is positive or negative and, if negative, whether the Index Return is less than -10% and (2) whether the Underlying Index closes above the Index Barrier on any single trading day during the Observation Period. You will receive less than your principal amount of the Securities if the Index Return is less than -10% and you will receive no more than (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Conditional Coupon if the Underlying Index closes above the Index Barrier on any single trading day during the Observation Period.
♦	The Return Barrier limits your potential return — The appreciation potential of the Securities is limited to the Return Barrier, and will be limited to the Conditional Coupon if the Underlying Index closes above the Index Barrier on any trading day during the Observation Period, regardless of the performance of the Underlying Index.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the securities included in the Underlying Index (the “Index Constituent Stocks”).
♦	The return on your Securities reflects a price return, not a total return — The return on your Securities is based on the performance of the Underlying Index, which reflects the changes in the market prices of the Index Constituent Stocks . This is known as a “price return” index or strategy. The return on your Securities does not reflect a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Index Constituent Stocks.
♦	Credit of UBS — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market will develop for the Securities. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Owning the Securities is not the same as owning the Underlying Index or the Index Constituent Stocks — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Index or the Index Constituent Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many factors including the level of the Underlying Index, volatilities, dividends, the time remaining to maturity of the Securities, interest rates, geopolitical conditions and economic, political, financial and regulatory or judicial events, and the creditworthiness of UBS. The partial principal protection and potential Index Return will only apply at maturity and the market price of the Securities prior to maturity may not directly correspond with the Index Return of the Underlying Index.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on level — Trading or transactions by UBS or its affiliates in the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Index, may adversely affect the level of the Underlying Index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the Underlying Index, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine the Observed Index Level and payment at maturity based on observed levels of the Underlying Index in the market. The calculation agent can postpone the determination of the Observed Index Level or the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Index or the stocks included in such index, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

The Standard and Poor’s 500® Index

The Standard and Poor’s 500® Index (the “Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index,” the Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the Index, with the number of companies included in each group as of May 25, 2010 indicated below: Consumer Discretionary (81); Consumer Staples (41); Energy (39); Financials (79); Health Care (52); Industrials (57); Information Technology (75); Materials (31); Telecommunications Services (9); and Utilities (36).

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday close to the end of each calendar quarter, Standard & Poor’s updates the share totals of companies in the Index as required by any changes in the number of shares outstanding. Standard & Poor’s implements a share freeze the week of the effective date of the quarterly share total updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the totals are updated, the S&P Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed by Standard & Poor’s on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P Divisor. At the discretion of Standard & Poor’s, de minimus merger and acquisition share changes will be accumulated and implemented with the updates made at the end of each calendar quarter.

The information on the Index provided in this document should be read together with the discussion under the heading “Underlying Indices and Underlying Index Publishers – S&P 500® Index” beginning on page IS-12 of the Index Supplement. The preceding paragraph supplements the description of the Index in the Index Supplement.

The graph below illustrates the performance of the Index from January 4, 1999 to May 25, 2010. The historical levels of the Index should not be taken as an indication of future performance.

Source: Bloomberg L.P

The Index closing level on May 25, 2010 was 1074.03.

What are the tax consequences of the Securities?

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or
♦	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities as a pre-paid derivative contract with respect to the Underlying Index and the terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. This characterization relies, in part, on the fact that the Securities have a relatively short term and our understanding that the Securities will be marketed primarily to cash-basis taxpayers for U.S. federal income tax purposes. If your Securities are so treated, it would be reasonable for you to recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments.  It is possible that the Internal Revenue Service could seek to characterize your Securities under current law in a manner that results in tax consequences that are different from those described above. Moreover, the tax consequences to you are particularly uncertain if the Underlying Index closes above the Index Barrier on at least one trading day during the Observation Period (a “Barrier Breach”). For example, if a Barrier Breach occurs, the Internal Revenue Service could assert that you should be treated as if you exchanged your derivative contract with respect to the Underlying Index for a zero-coupon debt instrument. If you are so treated, you may be required to recognize gain or loss at such time and you may further be required to currently accrue ordinary income over the remaining term of the Securities or treat any amount attributable to the Conditional Coupon as ordinary income upon the sale or maturity of your Securities. Moreover, even if a deemed exchange is not deemed to occur following a Barrier Breach, you may still be required to recognize all or a portion of the amount of the Conditional Coupon at such time or over the remaining term of the Securities and any amount attributable to the Conditional Coupon may be treated as ordinary income. If you purchase the Securities after a Barrier Breach, the risk of a recharacterization of the Securities as a zero-coupon debt instrument and a tax treatment different than that described above is heightened and you are strongly urged to consult your tax advisor.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, exchange or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If your Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be required to accrue interest income over the term of your Securities or (ii) any gain or loss that you recognize upon the sale, exchange or maturity of your Securities should be treated as an ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Information with Respect to Foreign Financial Assets.   Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons (such as Securities), (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

♦	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
♦	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

♦	fails to provide an accurate taxpayer identification number,
♦	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
♦	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

♦	the proceeds are transferred to an account maintained by you in the United States,
♦	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
♦	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Security effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

♦	a United States person,
♦	a controlled foreign corporation for United States tax purposes,
♦	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
♦	a foreign partnership, if at any time during its tax year:
♦	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
♦	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Supplemental Plan of Distribution

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the Securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.